JEFFERIES FUNDING LLC JEFFERIES & COMPANY, INC. 520 Madison Avenue New York, New York, 10022	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York, 10022	WELLS FARGO FOOTHILL, LLC 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404

October 17, 2008

Tilman J. Fertitta

c/o Fertitta Acquisition Co.

1510 West Loop South

Houston, Texas 77027

Re:	Landry’s Restaurants, Inc.

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter, dated June 12, 2008 (the “Commitment Letter”), from Jefferies Funding LLC, Jefferies Finance LLC, Jefferies & Company, Inc. and Wells Fargo Foothill, LLC (collectively, “us” or “we”) to Tilman J. Fertitta (“you”). You have asked us to waive as a condition to the Commitments any Material Adverse Effect that may have arisen as a result of facts actually known to us on the date hereof and to extend the expiration date of our several Commitments, and you and Landry’s Restaurants, Inc. (the “Company”) have asked us, in connection with your negotiations with the Special Committee of the Board of Directors of the Company, to commit to provide interim and alternative financing in the event that the Acquisition is not consummated. Capitalized terms used herein without definition shall have the meaning assigned to them in the Commitment Letter.

1. Upon the terms and subject to the conditions contained in this letter, we and you hereby agree to amend the Commitment Letter as follows:

(a) The second paragraph of the Commitment Letter is amended in its entirety to read as follows:

You have advised us that the total purchase price for the Acquisition (including fees and expenses and the refinancing (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) (the “Refinancing”) of approximately $429.4 million of existing debt required to be refinanced, net of available cash (“Existing Debt”) plus debt of the Gaming Business and other Unrestricted Subsidiaries of approximately $440.0 million (plus the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof) of the Acquired Business) (the “Purchase Price”) will be approximately $1,114.7 million, and that the Purchase Price, excluding

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY LANDRY’S RESTAURANTS, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

debt of the Gaming Business and other Unrestricted Subsidiaries of approximately $440.0 million (plus the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof), will be financed with:

(i) no borrowings (other than (i) borrowings to pay fees directly associated with the negotiation and consummation of the Senior Credit Facilities, and (ii) outstanding letters of credit in an approximate face amount of $15.0 million) under a $50.0 million senior secured revolving credit facility (the “Revolving Credit Facility”),

(ii) up to $250.0 million (plus the amount of any required original issue discount or upfront fees payable pursuant to the Financing Letters (as defined below) as a result of an increase in interest rate margins as permitted by the Financing Letters, and subject to being reduced as permitted by the Financing Letters) of borrowings under a senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Credit Facilities”),

(iii) the issuance and sale (the “Notes Offering”) of Notes (the “Notes”) yielding gross proceeds of $250.0 million, (or, if the offering of the Notes is not consummated prior to, or concurrently with, the Acquisition, the drawdown of senior secured increasing rate loans (“Bridge Loans”) under a senior bridge loan facility (the “Bridge Loan Facility,” and together with the Senior Credit Facilities, the “Facilities”) yielding gross proceeds of $250.0 million),

(iv) the contribution (the “Acquiror Equity Contribution”) in cash of at least $90.0 million by you to the Acquiror (via the Parent) as common equity; provided, however, that to the extent you acquire additional common equity of the Target after October 17, 2008 and prior to the Closing Date, it shall be contributed at your actual purchase and the Acquiror Equity Contribution shall be reduced by a corresponding amount, and

(v) the contribution (the “Rollover Equity Contribution” and, together with the Acquiror Equity Contribution, the “Equity Contribution”) of all of the common equity of the Target owned or controlled by you (inclusive of outstanding options to acquire common equity) as of the date of this letter, comprising at least $84.7 million of “rollover” common equity, directly or indirectly to the Acquiror.

(b) Clause (iii) of Section 1 of the Commitment Letter, and all other references to the Preferred Equity and the Preferred Equity Offering in the Financing Letters, and Exhibit D to the Commitment Letter, are deleted.

(c) The term “Financing Letters” is amended to mean, collectively, the Commitment Letter, the Engagement Letter, the Flex and Securities Demand Letter, and this letter.

(d) Section 2(a)(iv) of the Commitment Letter is amended in its entirety to read as follows:

Jefco to act as sole placement agent and sole book-runner in connection with the Notes or any other loan to the Company (other than the Senior Credit Facilities) provided by one or more financial institutions or other lenders (including any institutional term loan) or other debt financing not covered by clause (i) above, any portion of the proceeds of which are applied, directly or indirectly, to (x) finance any portion of the purchase price to be paid in connection with the Acquisition or (y) refinance any Notes, Bridge Loans, Term Loans or Exchange Notes incurred, issued or assumed in connection therewith).

(e) References to “the date hereof” in clause (iii) of Section 3 of the Commitment Letter shall be deemed to refer to the date of this letter.

(f) The Drop-Dead Date is amended to be 5:00 p.m., New York City time, on February 15, 2009, and the term “Drop Dead Date” is amended accordingly.

(g) The Closing Date is amended to be the date mutually agreed to by you and us, on or before the date on which the Commitments are terminated in accordance with Section 17 of the Commitment Letter, on which the Acquisition and the Debt Financing are consummated, and the term “Closing Date” is amended accordingly.

(h) All references in the Financing Letters to the amount of $315.0 million with respect to the Bridge Loans, the Notes, the Term Loans or the Exchange Notes are amended to $250.0 million.

(i) The proviso at the end of the fourth sentence of Section 17 and the last sentence of Section 17 of the Commitment Letter are deleted.

(j) Annex A to the Commitment Letter is deleted and replaced with Annex A to this letter.

(k) Clause (ii) of paragraph 3 of Exhibit E to the Commitment Letter is amended to read in its entirety as follows:

the approximately $430.0 million of indebtedness of the Gaming Business and approximately $10.0 million of indebtedness of other Unrestricted Subsidiaries (plus the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date of the Commitment Letter),

(l) Clause (iv) of paragraph 3 of Exhibit E to the Commitment Letter is amended to read in its entirety as follows:

approximately $4.5 million of the Target’s 7.5% Senior Notes, provided that such senior notes are covenant defeased on the Closing Date.

(m) Paragraph 10 of Exhibit E to the Commitment Letter is amended to add at the end thereof the following:

; provided, however, that the condition set forth in this paragraph 10 shall be deemed satisfied on the later of (a) 5:00 p.m., New York City time, on November 9, 2008, and (b) 5:00 p.m., New York City time, two business days following the date on which the Target files its quarterly report on Form 10-Q for the quarter ended September 30, 2008 with the Securities and Exchange Commission, unless, in either case, prior thereto, any of us has notified you of any failure to satisfy such condition.

2. Notwithstanding any other provision of the Commitment Letter, any one of Jefferies Funding, Jefferies Finance or WFF, in its sole discretion, may (in addition to, and not instead of, any other flex provisions of the Financing Letters, except as otherwise provided in this paragraph) elect, by delivering written notice of such election to you, for the following terms to be substituted for the terms of the Debt Financing provided for in the Commitment Letter: (a) substitute for the Revolving Credit Facility provided for in the Commitment Letter a revolving credit facility issued at par with a Lenders’ fee of ***********1, and substitute for the Term Loan Facility provided for in the Commitment Letter a term loan facility issued at a weighted average price equal to *****1 of principal amount, in each case maturing 27 months from the Closing Date, bearing interest, as applicable, at a rate per annum equal to (x) the Eurodollar Rate (with a Eurodollar Rate floor of *****1) plus an Applicable Margin equal to *****1, or (y) at the Base Rate (with a Base Rate floor of *****1) plus an Applicable Margin equal to *****1; having no prepayment premiums or penalties, and, in the case of the term loan facility, having an amortization schedule requiring (i) no payments until June 30, 2009, (ii) payments of $2.5 million on each of June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010, and (iii) payments of $3.75 million on each of June 30, 2010, September 30, 2010, December 31, 2010, and March 31, 2011, with the balance payable at maturity, and (b) substitute for the Notes provided for in the Commitment Letter senior secured notes maturing 30 months from the Closing Date, bearing interest at a fixed rate per annum equal to *****1 (payable in cash), issued at a price equal to *****1 of principal amount, and having no prepayment premiums or penalties; provided that upon and after any such election: (i) Jefferies Finance and WFF will be committed (subject to the terms and upon the conditions of the Financing Letters, as amended by this letter) to provide the 27-month revolving credit loans and the 27-month term loans, and Jefferies Funding will be committed (subject to the terms and upon the conditions of the Financing Letters, as amended by this letter) to purchase the 30-month notes; (ii) all references in the Financing Letters to the Revolving Credit Loans, the Tranche A Term Loans and the Notes shall be deemed to be to the 27-month revolving credit loans, the 27-month term loans and the 30-month notes, respectively, and all references in the Financing Letters to the Revolving Credit Facility, the Term Loan Facility (and Tranche A Term Loan Facility) and the Notes Offering shall be deemed to be to the 27-month revolving credit facility, the 27-month term loan facility and the offering of the 30-month notes, respectively; (iii) any commission payable by the Borrower on any outstanding Letters of Credit shall be at a per annum rate equal to *****1; (iv) any flex provisions contained in the Financing Letters that may provide for any shorter repayment dates, an increase in the amount of any amortization payments, a higher interest rate (whether by increasing the interest rate margins or spreads, increasing the floor or otherwise), an increased original issue discount or additional fees or other charges (including, but not limited to, prepayment premiums) shall not apply, provided, that all other flex provisions contained in the Financing Letters shall remain in full force and effect, including the right of Jefferies Finance or WFF to cause the aggregate principal amount of the Term Loan Facility to be reduced by up to $50.0 million; (v) in connection with our syndication of the Facilities to third-party Lenders and Investors, we will use commercially reasonable efforts through the Closing Date to obtain for you a reduction in the above interest rates and/or an increase in the issue price to the extent that prevailing credit market conditions so allow; provided, however, that we shall be entitled to apply up to *****1 basis points of any resulting reduction in yield applicable to the 27-month revolving credit and term loan facilities to an increase in the yield applicable to the 30-month notes and vice versa; and (vi) except as expressly provided in this paragraph, all other provisions of the Financing Letters (as amended by this letter) applicable to the Revolving Credit Loans, the Revolving Credit Facility, the Term Loan Facility, the Tranche A Term Loan Facility, the Tranche A Term Loans, the Notes Offering and the Notes shall remain unchanged.

3. Each of Jefferies Funding, Jefferies Finance, Jefco and WFF hereby waives as a condition to its Commitment and its Alternative Commitment (as defined below) any Material Adverse Effect that may have arisen as a result of facts actually known to it on the date hereof. You acknowledge and agree that we are not waiving any other condition to the Commitments.

1 CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY LANDRY’S RESTAURANTS, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

4. In addition to the conditions set forth in the Financing Letters (except as otherwise expressly provided below), our Commitments are further conditioned upon (a) receiving, no later than the earlier of November 1, 2008 or the date on which the syndication of the Senior Credit Facility is first launched, so-called “flash” financial reporting (including the essential components of an income statement and accompanied by an officer’s certificate reasonably acceptable to us) relative to the Acquired Business for the fiscal quarter ended September 30, 2008; (b) receiving, no later than November 15, 2008, unaudited financial statements of the Acquired Business for the nine and twelve months ending September 30, 2008 that satisfy the requirements set forth in paragraph (4) of Exhibit E to the Commitment Letter (including, without limitation, satisfaction of the Financial Performance Conditions), in which event the Financial Performance Conditions set forth in paragraph (4) of Exhibit E to the Commitment Letter (notwithstanding anything to the contrary contained therein) shall be deemed satisfied; (c) receiving, no later than December 21, 2008, so-called “flash” financial reporting (including the essential components of an income statement and accompanied by an officer’s certificate reasonably acceptable to us) relative to the Acquired Business for the month and the twelve months ended November 30, 2008; (d) we shall be reasonably satisfied that such “flash” financial information for the twelve months ended November 30, 2008 demonstrates (i) pro forma consolidated adjusted EBITDA (calculated in a manner that we agree is appropriate) for the Acquired Business (other than the Gaming Business, the Unrestricted Subsidiaries and any other non-Guarantors) after giving effect to the Transactions for such period of at least $126.5 million and (ii) pro forma consolidated adjusted EBITDA (calculated in a manner that we agree is appropriate) for the Gaming Business after giving effect to the Transactions for such period of not less than $57.5 million; (e) no later than October 31, 2008, Proskauer Rose LLP, counsel to Jefco, and Paul, Hastings, Janofsky & Walker LLP, counsel to WFF, each being paid a cash deposit of $500,000, to be credited towards amounts payable pursuant to the Financing Letters; (f) all amendments and modifications to the definitive documents relating to the Acquisition shall be in form and substance reasonably acceptable to us; (g) the Collateral shall include, among other things, all of the real property included on the schedule of owned real property in the Snyder valuation report dated April 30, 2008; and (h) this letter not being filed with the Securities and Exchange Commission, as an exhibit to the Target’s proxy statement or otherwise, or otherwise disclosed to any third party without our prior written consent; provided, however, that we will cooperate with you and your counsel and the Target and its counsel to prepare appropriate disclosure for inclusion in the Target’s proxy statement that indicates that the Commitment Letter has been amended and describes the nature of the amendments, but that does not disclose the amended pricing terms of the Commitment Letter.

5. If (and only if), by December 23, 2008, (a) the Acquisition has not been consummated and (b) we shall be reasonably satisfied that the “flash” financial information for the twelve months ended November 30, 2008 demonstrates pro forma consolidated adjusted EBITDA (calculated in a manner that we agree is appropriate) for the Acquired Business (other than the Gaming Business, the Unrestricted Subsidiaries and any other non-Guarantors) for such period of at least $117.5 million, then Jefferies Finance and WFF each severally commit (the “Interim Commitments”) to provide to the Company, if the Company so elects, on such date 50% of (i) the Revolving Credit Facility and (ii) up to $30.0 million of Tranche A Term Loans (subject, in the case of each of clauses (i) and (ii), to the terms described in paragraph (2) of this letter and only if providing the Revolving Credit Facility and such Tranche A Term Loans is sufficient to (A) repay in full all of the outstanding obligations of the Company under its existing revolving credit facility agented by Wachovia Bank and (B) provide the Company with no less than $30.0 million of availability under the Revolving Credit Facility immediately after giving effect to such financing) (collectively, the “Interim Financing”). Except as otherwise expressly provided above, the Interim Commitments and the Interim Financing shall be subject to all of the terms and conditions of the Financing Letters (as amended by this letter) other than (x) the Financial Performance Conditions and the condition set forth in Section 4(d) of this letter and (y) those terms and conditions in the Commitment Letter relating specifically to the Acquisition, the Merger or the Equity Contribution, and except that the term “Closing Date,” with respect to the Interim Commitments and the Interim Financing, shall be defined to be December 23, 2008. In the event that we fund the Interim Commitments, the Company and we shall enter into a customary engagement letter that provides for a placement fee of ******2 with respect to the Senior Credit Facilities plus an annual administrative agent fee of *****2 with respect to the Senior Credit Facilities.

6. If (and only if), by the later of (x) February 1, 2009 (provided that with the Company’s consent, which consent is not to be unreasonably withheld, we may delay such date to as late as February 15, 2009) and (y) the date on which the Acquisition is abandoned or terminated (but in any event not later than the Drop Dead Date), (a) the Acquisition has not been consummated and (b) we shall be reasonably satisfied that the “flash” financial information for the twelve months ended November 30, 2008 demonstrates pro forma consolidated adjusted EBITDA (calculated in a manner that we agree is appropriate) for the Acquired Business (other than the Gaming Business, the Unrestricted Subsidiaries and any other non-Guarantors) for such period of at least $117.5 million, in lieu of the Commitments, (i) Jefferies Finance and WFF each severally commit to provide to the Company on such date 50% of an amount of Tranche A Term Loans equal to $210.0 million minus the aggregate amount of Tranche A Term Loans provided pursuant to paragraph 5 of this letter (subject to (w) the terms described in paragraph (2) of this letter, (x) such amount being reduced by up to $50.0 million in the aggregate as permitted by the Financing Letters, (y) there being at least $25.0 million of availability under the Revolving Credit Facility immediately after giving effect to the refinancing, redemption, repayment, discharge and/or defeasance of the Company’s outstanding 7.5% senior notes and 9.5% senior notes (the “Note Refinancing”), and (z) the concurrent issuance of the Notes as contemplated by clause (ii) hereof) and (ii) Jefferies Funding commits to purchase from the Company on such date an amount of Notes, not to exceed $210.0 million (subject to (x) the terms described in paragraph (2) of this letter, (y) such amount being increased by up to $50.0 million in the aggregate as permitted by the Financing Letters, and (z) the concurrent issuance of the Tranche A Term Loans as contemplated by clause (A) hereof)), such that the net proceeds of the Notes, together with the net proceeds of the Tranche A Term Loans and other capital resources available to the Company, is sufficient to fund the Note Refinancing (collectively, the “Alternative Commitments” and the debt financing contemplated thereby, the “Alternative Debt Financing”). Except as otherwise expressly provided above, the Alternative Commitments and the Alternative Debt Financing shall be subject to all of the terms and conditions of the Financing Letters (as amended by this letter) other than (1) the Financial Performance Conditions and the condition set forth in Section 4(d) of this letter and (2) those terms and conditions in the Commitment Letter relating specifically to the Acquisition, the Merger or the Equity Contribution, and except that the term “Closing Date” shall be defined to be the date on which the applicable portion of the Alternative Debt Financing is consummated. In the event that we fund the Alternative Commitments, (A) the Company and we shall enter into a customary engagement letter that provides for (x) a placement fee with respect to the Notes of *****2 (subject to the flex provisions in paragraph (v) of Annex A to the Engagement Letter, as amended by this letter) of the gross proceeds thereof, and (y) to the extent not already provided for in an engagement letter entered into pursuant to paragraph 5 of this letter, a placement fee of *****2 with respect to the Senior Credit Facilities plus an annual administrative agent fee of *****2 with respect to the Senior Credit Facilities, and (B) the Company shall thereupon assume all of Tilman J. Fertitta’s obligations and liabilities under the Financing Letters, including, without limitation, all of Mr. Fertitta’s indemnification obligations and all fees and expenses payable by him, Mr. Fertitta shall be released from all of his obligations and liabilities under the Financing Letters, and all references in the Financing Letters to Tilman J. Fertitta or you shall be deemed to be references to the Company.

2 CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY LANDRY’S RESTAURANTS, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

7. With respect to the Financial Performance Conditions and each other condition to our Commitments that requires demonstration of a minimum amount of pro forma consolidated adjusted EBITDA, each such condition shall be deemed to be satisfied 10 business days following the receipt by each of us of the applicable financial statements and a reasonably detailed calculation demonstrating satisfaction of such condition unless, prior to the expiration of such 10-business-day-period, any of us has notified you of the failure to satisfy such condition.

8. You and we hereby agree to amend paragraph (v) (fee flex) of Annex A to the Engagement Letter in its entirety to read as follows:

If at any time we determine that we are not able to resell all of the Notes to Investors at a purchase price at least equal to the issue price to us (i.e., if we are unable to sell all of the Notes or can only sell the Notes at a loss), we shall be entitled, after consultation with you, to offset any such loss by increasing the Placement Fee by up to 0.50% of the sum of (i) the aggregate gross proceeds of all Notes in a Notes Offering and (ii) the aggregate principal amount of all such term loans and exchanges notes (if any) so sold, syndicated or otherwise placed by us and/or one or more of our affiliates.

9. Notwithstanding the fees provided for in the Financing Letters (as amended by this letter), the fees payable with respect to the Notes shall be reduced by *****3, and the fees payable with respect to the Senior Credit Facilities shall be increased by *****3 (payable *****3 to each of Jefferies Finance and WFF).

10. As consideration for committing to provide the Interim Financing and the Alternative Debt Financing on the terms and subject to the conditions set forth in the Financing Letters, as amended by this letter, the Company hereby agrees (a) to indemnify and hold harmless Jefferies Funding, Jefferies Finance, Jefco, and WFF to the same extent of the indemnification provided by Tilman J. Fertitta in Annex B of the Commitment Letter, and (b) to be subject, to the same extent as Tilman J. Fertitta, to the confidentiality provisions set forth in Section 9 of the Commitment Letter.

11. Except as expressly stated herein, the terms of the Financing Letters shall remain in full force and effect. Without limiting the generality of the foregoing, you and we acknowledge that the existence and terms of the Financing Letters, including this letter, remain subject to the confidentiality provisions set forth in Section 9 of the Commitment Letter.

12. Our agreements set forth herein, are conditioned upon your and the Company’s acceptance of the terms of this letter by returning to us an executed counterpart no later than 11:59 p.m., New York City time, on October 18, 2008.

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3 CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY LANDRY’S RESTAURANTS, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FUNDING LLC

By:
Name:
Title:

JEFFERIES FINANCE LLC

By:
Name:
Title:

JEFFERIES & COMPANY, INC.

By:
Name:
Title:

WELLS FARGO FOOTHILL, LLC

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

TILMAN J. FERTITTA

LANDRY’S RESTAURANTS, INC.
(solely with respect to paragraphs 5, 6 and 10 of this letter)

By:
Name:
Title:

ANNEX A

SOURCES AND USES OF FUNDS

($ millions)

SOURCES			USES
Senior Term Loan Facility	$250.0		Cash purchase price of Acquired Business	$220.3
Revolving Credit Facility	$0.0		Indebtedness of the Gaming Business	$440.0	[1]
			and Other Unrestricted Subsidiaries
Bridge Loan Facility	$250.0		Refinancing	$429.4	[2]

			Estimated Fees and Expenses	$25.0
Acquiror Equity Contribution	$90.0
Rollover Equity Contribution	$84.7
Indebtedness of the Gaming Business	$440.0	[3]
and Other Unrestricted Subsidiaries

Total Sources	$1,114.7		Total Uses	$1,114.7

The Revolving Credit Facility is expected to be undrawn on the Closing Date (other than (i) for borrowings to pay fees directly associated with the negotiation and consummation of the Senior Credit Facilities, and (ii) outstanding letters of credit in an approximate face amount of $15.0 million).

[1]

This amount is subject to increase by the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof.

[2]	Assumed estimated balance on the Closing Date, plus applicable premiums and accrued interest.

[3]

This amount is subject to increase by the principal amount of any indebtedness incurred by the Gaming Business on or after the date hereof pursuant to its existing credit facility, as in effect on the date hereof.

Annex A-1